Calgary, August 2, 2019	Exhibit 99.1

Imperial announces second quarter 2019 financial and operating results

•	Net income of $1,212 million, including a $662 million benefit from the Alberta corporate tax rate change

•	Highest second quarter production in over 25 years, including record second quarter production at Kearl

•	Cash generated from operations of $1 billion; $2 billion in the first six months, the highest since 2014

•	Returned $515 million to shareholders; renewed share purchase program for another year

	Second quarter			Six months
millions of Canadian dollars, unless noted	2019	2018	Δ	2019	2018	Δ

Net income (loss) (U.S. GAAP)	1,212	196	+1,016	1,505	712	+793

Net income (loss) per common share, assuming dilution (dollars)	1.57	0.24	+1.33	1.94	0.86	+1.08

Capital and exploration expenditures	429	284	+145	958	558	+400

Estimated net income in the second quarter of 2019 was $1,212 million, up from net income of $196 million in the same period of 2018. Second quarter 2019 results include a favourable impact, largely non-cash, of $662 million associated with the recently enacted Alberta corporate income tax rate decrease.

Overall upstream gross oil-equivalent production averaged 400,000 barrels per day, up from 336,000 barrels per day in the second quarter of 2018, due to strong Kearl production and the absence of Syncrude turnaround activity. Gross production at Kearl averaged 207,000 barrels per day in the second quarter, and 193,000 barrels per day in the first six months of 2019, representing both a record second quarter and a record first half.

“In a quarter when the upstream completed significant turnaround activities, the company still achieved its highest second quarter production in over 25 years,” said Rich Kruger, chairman, president and chief executive officer. “The ongoing focus on improving reliability at Kearl is working, with the operation recording four of its ten best-ever production days following completion of the turnaround in June.”

Refinery throughput averaged 344,000 barrels per day, compared to 363,000 barrels per day in the second quarter of 2018. Petroleum product sales averaged 477,000 barrels per day in the second quarter, compared to 510,000 barrels per day in the same period of 2018. Downstream results were impacted by the planned Sarnia refinery turnaround and a fractionation tower incident, which occurred during preparations for the turnaround.

On June 21, Imperial announced the renewal of its share purchase program, allowing the company to buy approximately 38 million shares over a 12-month period ending June 26, 2020. The company fully utilized the prior program, returning $1.6 billion to shareholders through the purchase of over 40 million shares. Imperial remains committed to returning cash to shareholders through paying a reliable and growing dividend and returning surplus cash to shareholders through share buybacks.

“Given overall financial and operational performance in the first half, and with several of the year’s planned upstream and downstream turnarounds completed, Imperial remains on track to deliver on our commitments for 2019,” added Kruger.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Second quarter highlights

•

Net income of $1,212 million or $1.57 per share on a diluted basis, up from net income of $196 million or $0.24 per share in the second quarter of 2018. Second quarter 2019 results include a favourable impact, largely non-cash, of $662 million associated with the recently enacted Alberta corporate income tax rate decrease.

•	Cash generated from operating activities was $1,026 million, up from $859 million in the second quarter of 2018.

•	Capital and exploration expenditures totalled $429 million, compared with $284 million in the second quarter of 2018.

•

Dividends paid and share purchases totalled $515 million in the second quarter of 2019, including the purchase of about 9.8 million shares for $368 million. Under the 12-month program that ended on June 26, 2019, the company purchased 40.4 million shares for $1.6 billion, the maximum allowable.

•

Share purchase program renewed for another 12 months. In June, Imperial received Toronto Stock Exchange approval to renew its program enabling the purchase of up to five percent of its common shares outstanding, approximately 38 million shares, during the 12-month period ending June 26, 2020. The company remains committed to returning surplus cash to shareholders.

•

Production averaged 400,000 gross oil-equivalent barrels per day, up from 336,000 barrels per day in the same period of 2018. Strong post-turnaround production at Kearl and the absence of turnaround activities at Syncrude contributed to this result.

•

Gross production of Kearl bitumen averaged 207,000 barrels per day (147,000 barrels Imperial’s share), up from 180,000 barrels per day (128,000 barrels Imperial’s share) in the second quarter of 2018. Production was impacted by an estimated 46,000 barrels per day (33,000 barrels Imperial’s share) associated with the largest planned turnaround in the asset’s history.

•

Gross production of Cold Lake bitumen averaged 135,000 barrels per day, up from 133,000 barrels per day in the same period of 2018. A 32-day turnaround at the Mahkeses facility was completed in the quarter and impacted production by an estimated 12,000 barrels per day.

•

The company’s share of gross production from Syncrude averaged 80,000 barrels per day, up from 50,000 barrels per day in the same period of 2018. The increase was primarily due to the absence of turnaround activities and production impacts resulting from the 2018 power disruption.

•

Crude-by-rail shipments averaged 64,000 barrels per day in the second quarter, up from 36,000 barrels per day in the first quarter of 2019. Future rail movements will continue to be driven by economics.

•

Refinery throughput averaged 344,000 barrels per day, compared to 363,000 barrels per day in the second quarter of 2018. Capacity utilization was 81 percent, compared to 86 percent in the second quarter of 2018. The results reflect the impact of a planned turnaround at the Sarnia facility and an incident with a fractionation tower during preparations for the turnaround. Turnaround activities were completed in the quarter and work continues to replace the tower.

•	Petroleum product sales were 477,000 barrels per day, compared to 510,000 barrels per day in the second quarter of 2018. Lower volumes were mainly due to reduced throughput at Sarnia.

•

Speedpass+™ mobile payment app enhanced. Imperial’s Speedpass+ app now allows customers to link their PC Financial Mastercard, earn PC Optimum points, and use the app at participating Mobil stations. Until September 30, customers can earn five times the Esso Extra points or 50 PC Optimum points per litre when using the app at participating Esso and Mobil stations nationwide.

IMPERIAL OIL LIMITED

Second quarter 2019 vs. second quarter 2018

The company’s net income for the second quarter of 2019 was $1,212 million or $1.57 per share on a diluted basis, up from net income of $196 million or $0.24 per share in the same period of 2018. Second quarter 2019 results include a favourable impact, largely non-cash, of $662 million associated with the Alberta corporate income tax rate decrease. On June 28, 2019, the Alberta government enacted a 4 percent decrease in the provincial tax rate, from 12 percent to 8 percent by 2022.

Upstream net income was $985 million in the second quarter, reflecting the favourable impact associated with the decreased Alberta corporate income tax rate of $689 million. Excluding this impact, second quarter 2019 net income was $296 million, an increase of $302 million compared to a net loss of $6 million in the same period of 2018. Improved results reflect higher volumes of about $310 million, primarily at Syncrude, Kearl and Norman Wells, as well as the impact of higher Canadian crude oil realizations of about $80 million. Results were negatively impacted by higher operating expenses of about $60 million and higher royalties of about $50 million.

West Texas Intermediate (WTI) averaged US$59.91 per barrel in the second quarter of 2019, down from US$67.91 per barrel in the same quarter of 2018. Western Canada Select (WCS) averaged US$49.31 per barrel and US$48.81 per barrel for the same periods. The WTI / WCS differential narrowed during the second quarter of 2019 to average approximately US$11 per barrel for the quarter, compared to around US$19 per barrel in the same period of 2018.

The Canadian dollar averaged US$0.75 in the second quarter of 2019, a decrease of US$0.03 from the second quarter of 2018.

Imperial’s average Canadian dollar realizations for bitumen increased in the quarter, supported primarily by lower diluent costs. Bitumen realizations averaged $57.19 per barrel in the second quarter of 2019, up from $48.90 per barrel in the second quarter of 2018. The company’s average Canadian dollar realizations for synthetic crude declined generally in line with WTI in the quarter, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $79.96 per barrel in the second quarter of 2019, compared to $86.31 per barrel in the same period of 2018.

Gross production of Cold Lake bitumen averaged 135,000 barrels per day in the second quarter, up from 133,000 barrels per day in the same period of 2018.

Gross production of Kearl bitumen averaged 207,000 barrels per day in the second quarter (147,000 barrels Imperial’s share), up from 180,000 barrels per day (128,000 barrels Imperial’s share) in the second quarter of 2018. Higher production was mainly due to improved reliability.

The company’s share of gross production from Syncrude averaged 80,000 barrels per day, up from 50,000 barrels per day in the second quarter of 2018. Higher production was mainly due to the absence of turnaround activities and impacts from the 2018 power disruption.

Downstream net income was $258 million in the second quarter, up from $201 million in the second quarter of 2018. Earnings increased primarily due to lower net turnaround impacts of about $150 million partially offset by reliability events of about $70 million, including the Sarnia tower incident.

Refinery throughput averaged 344,000 barrels per day, compared to 363,000 barrels per day in the second quarter of 2018. Capacity utilization was 81 percent, compared to 86 percent in the second quarter of 2018. Reduced throughput was mainly due to the impact of a planned turnaround and the tower incident at Sarnia, partially offset by the absence of the 2018 planned turnaround at Strathcona.

Petroleum product sales were 477,000 barrels per day, compared to 510,000 barrels per day in the second quarter of 2018. Lower petroleum product sales were mainly due to lower refinery throughput.

Chemical net income was $38 million in the second quarter, compared to $78 million from the same quarter of 2018, primarily reflecting lower margins.

IMPERIAL OIL LIMITED

Corporate and other expenses were $69 million in the second quarter, compared to $77 million in the same period of 2018.

Cash flow generated from operating activities was $1,026 million in the second quarter, up from $859 million in the corresponding period in 2018, reflecting higher earnings partially offset by working capital effects.

Investing activities used net cash of $429 million in the second quarter, compared with $379 million used in the same period of 2018.

Cash used in financing activities was $521 million in the second quarter, compared with $1,032 million used in the second quarter of 2018. Dividends paid in the second quarter of 2019 were $147 million. The per share dividend paid in the second quarter was $0.19, up from $0.16 in the same period of 2018. During the second quarter, the company, under its share purchase program, purchased about 9.8 million shares for $368 million, including shares purchased from Exxon Mobil Corporation. In the second quarter of 2018, the company purchased about 21.4 million shares for $893 million following the increase of its share purchase program.

The company’s cash balance was $1,087 million at June 30, 2019, versus $873 million at the end of second quarter 2018.

On June 21, 2019, the company announced by news release that it had received final approval from the Toronto Stock Exchange for a new normal course issuer bid and will continue its existing share purchase program. The program enables the company to purchase up to a maximum of 38,211,086 common shares during the period June 27, 2019 to June 26, 2020. This maximum includes shares purchased under the normal course issuer bid and from Exxon Mobil Corporation concurrent with, but outside of the normal course issuer bid. As in the past, Exxon Mobil Corporation has advised the company that it intends to participate to maintain its ownership percentage at approximately 69.6 percent. The program will end should the company purchase the maximum allowable number of shares, or on June 26, 2020. The company currently anticipates exercising its share purchases uniformly over the duration of the program. Purchase plans may be modified at any time without prior notice.

IMPERIAL OIL LIMITED

Six months highlights

•	Net income of $1,505 million, up from net income of $712 million in 2018.

•	Net income per share on a diluted basis was $1.94, up from net income per share of $0.86 in 2018.

•	Cash flow generated from operating activities was $2,029 million, up from $1,844 million in 2018.

•	Gross oil-equivalent production averaged 394,000 barrels per day, up from 353,000 barrels per day in 2018.

•	Refinery throughput averaged 364,000 barrels per day, compared to 386,000 barrels per day in 2018.

•	Petroleum product sales were 477,000 barrels per day, compared to 494,000 barrels per day in 2018.

•	Per share dividends declared during the year totalled $0.41, up from $0.35 per share in 2018.

•	Returned over $1 billion to shareholders through share purchases and dividends.

Six months 2019 vs. six months 2018

Net income in the first six months of 2019 was $1,505 million, or $1.94 per share on a diluted basis, up from net income of $712 million or $0.86 per share in the first six months of 2018. 2019 results include a favourable impact, largely non-cash, of $662 million associated with the Alberta corporate income tax rate decrease. On June 28, 2019, the Alberta government enacted a 4 percent decrease in the provincial tax rate, from 12 percent to 8 percent by 2022.

Upstream net income was $1,043 million for the first six months of the year, reflecting the favourable impact associated with the decreased Alberta corporate income tax rate of $689 million. Excluding this impact, 2019 net income was $354 million, an increase of $404 million compared to a net loss of $50 million in the same period of 2018. Improved results reflect higher volumes of about $330 million, primarily at Syncrude, Kearl and Norman Wells, as well as the impact of higher Canadian crude oil realizations of about $260 million and favourable foreign exchange impacts of about $60 million. Results were negatively impacted by higher operating expenses of about $180 million and higher royalties of about $80 million.

West Texas Intermediate averaged US$57.45 per barrel in the first six months of 2019, down from US$65.44 per barrel in the same period of 2018. Western Canada Select averaged US$45.88 per barrel and US$43.74 per barrel for the same periods. The WTI / WCS differential narrowed to average approximately US$12 per barrel in the first six months of 2019, from around US$22 per barrel in the same period of 2018.

The Canadian dollar averaged US$0.75 in the first six months of 2019, a decrease of $0.03 from the same period in 2018.

Imperial’s average Canadian dollar realizations for bitumen increased in the first six months of 2019, supported primarily by lower diluent costs and an increase in WCS. Bitumen realizations averaged $53.20 per barrel, up from $41.84 per barrel from the same period in 2018. The company’s average Canadian dollar realizations for synthetic crude declined generally in line with WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $74.77 per barrel, compared to $81.24 per barrel from the same period in 2018.

Gross production of Cold Lake bitumen averaged 140,000 barrels per day in the first six months of 2019, compared to 143,000 barrels per day in the same period of 2018.

Gross production of Kearl bitumen averaged 193,000 barrels per day in the first six months of 2019 (137,000 barrels Imperial’s share) up from 181,000 barrels per day (128,000 barrels Imperial’s share) in the same period of 2018. Higher production was mainly due to improved reliability.

During the first six months of 2019, the company’s share of gross production from Syncrude averaged 79,000 barrels per day, up from 57,000 barrels per day in the same period of 2018. Higher production was mainly due to the absence of turnaround activities and impacts from the 2018 power disruption.

IMPERIAL OIL LIMITED

Downstream net income was $515 million for the first six months of 2019, compared to $722 million for the same period of 2018. Earnings were negatively impacted by lower margins of about $210 million, reliability events of about $130 million, including the Sarnia tower incident, and lower sales volumes of about $70 million. These factors were partially offset by lower net turnaround impacts of about $150 million and favourable foreign exchange effects of about $70 million.

Refinery throughput averaged 364,000 barrels per day in the first six months of 2019, compared to 386,000 barrels per day in the same period of 2018. Capacity utilization was 86 percent, compared to 91 percent in the same period of 2018. Reduced throughput was mainly due to the impact of a planned turnaround and the tower incident at Sarnia, partially offset by the absence of the 2018 planned turnaround at Strathcona.

Petroleum product sales were 477,000 barrels per day in the first six months of 2019, compared to 494,000 barrels per day in the same period of 2018. Lower petroleum product sales were mainly due to lower refinery throughput.

Chemical net income was $72 million in the first six months of 2019, compared to $151 million in the same period of 2018, primarily reflecting lower margins.

Corporate and other expenses were $125 million in the first six months of 2019, compared to $111 million in the same period of 2018.

Cash flow generated from operating activities was $2,029 million in the first six months of 2019, up from $1,844 million in the same period of 2018, primarily reflecting higher earnings.

Investing activities used net cash of $892 million in the first six months of 2019, compared with $744 million used in 2018, primarily reflecting higher additions to property, plant and equipment.

Cash used in financing activities was $1,038 million in the first six months of 2019, compared with $1,422 million used in the same period of 2018. Dividends paid in the first six months of 2019 were $296 million. The per share dividend paid in the first six months of 2019 was $0.38, up from $0.32 in the same period of 2018. During the first six months of 2019, the company, under its share purchase program, purchased about 19.8 million shares for $729 million, including shares purchased from Exxon Mobil Corporation. In the first six months of 2018, the company purchased about 28.6 million shares for $1,143 million following the increase of its share purchase program.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this release, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, propose, plan, goal, target, estimate, expect, future, continue, likely, may, should, will and similar references to future periods. Disclosure related to continued Kearl performance improvements; ability to deliver on performance commitments for 2019; commitment to dividends and the share purchase program, and anticipated purchases under the share purchase program; and future crude by rail movements constitute forward-looking statements.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices and foreign exchange rates; production rates, growth and mix; project plans, dates, costs, capacities and execution; production life and resource recoveries; cost savings; applicable laws and government policies; and capital and environmental expenditures could differ materially depending on a number of factors. These factors include changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price and margin impacts; transportation for accessing markets; political or regulatory events, including changes in law or government policy, applicable royalty rates and tax laws; third party opposition to operations and projects; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; currency exchange rates; availability and allocation of capital; availability and performance of third party service providers; unanticipated operational disruptions; management effectiveness; project management and schedules; response to technological developments; operational hazards and risks; cybersecurity incidents; disaster response preparedness; the ability to develop or acquire additional reserves; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Second Quarter		Six Months
millions of Canadian dollars, unless noted	2019	2018	2019	2018

Net Income (loss) (U.S. GAAP)
Total revenues and other income	9,261	9,543	17,243	17,477
Total expenses	8,532	9,279	16,116	16,516
Income (loss) before income taxes	729	264	1,127	961
Income taxes	(483)	68	(378)	249
Net income (loss)	1,212	196	1,505	712
Net income (loss) per common share (dollars)	1.58	0.24	1.95	0.86
Net income (loss) per common share - assuming dilution (dollars)	1.57	0.24	1.94	0.86

Other Financial Data
Gain (loss) on asset sales, after tax	10	8	6	15

Total assets at June 30			41,929	41,390

Total debt at June 30			5,168	5,194

Shareholders’ equity at June 30			25,022	23,765

Capital employed at June 30			30,215	28,978

Dividends declared on common stock
Total	169	155	316	287
Per common share (dollars)	0.22	0.19	0.41	0.35

Millions of common shares outstanding
At June 30			762.8	802.7
Average - assuming dilution	769.9	818.8	774.9	825.2

IMPERIAL OIL LIMITED

Attachment II

	Second Quarter		Six Months
millions of Canadian dollars	2019	2018	2019	2018

Total cash and cash equivalents at period end	1,087	873	1,087	873

Net income (loss)	1,212	196	1,505	712
Adjustments for non-cash items:
Depreciation and depletion	392	358	782	735
(Gain) loss on asset sales	(11)	(9)	(6)	(19)
Deferred income taxes and other	(471)	24	(475)	209
Changes in operating assets and liabilities	(96)	290	223	207
Cash flows from (used in) operating activities	1,026	859	2,029	1,844

Cash flows from (used in) investing activities	(429)	(379)	(892)	(744)
Proceeds associated with asset sales	14	9	36	21

Cash flows from (used in) financing activities	(521)	(1,032)	(1,038)	(1,422)

IMPERIAL OIL LIMITED

Attachment III

	Second Quarter		Six Months
millions of Canadian dollars	2019	2018	2019	2018

Net income (loss) (U.S. GAAP)
Upstream	985	(6)	1,043	(50)
Downstream	258	201	515	722
Chemical	38	78	72	151
Corporate and other	(69)	(77)	(125)	(111)
Net income (loss)	1,212	196	1,505	712

Revenues and other income
Upstream	3,707	2,971	6,895	5,618
Downstream	6,881	7,221	12,813	13,212
Chemical	314	402	637	779
Eliminations / Corporate and other	(1,641)	(1,051)	(3,102)	(2,132)
Revenues and other income	9,261	9,543	17,243	17,477

Purchases of crude oil and products
Upstream	1,802	1,573	3,388	2,947
Downstream	5,338	5,803	9,920	10,097
Chemical	171	216	364	418
Eliminations	(1,649)	(1,055)	(3,115)	(2,145)
Purchases of crude oil and products	5,662	6,537	10,557	11,317

Production and manufacturing expenses
Upstream	1,171	1,106	2,327	2,118
Downstream	474	488	855	856
Chemical	70	52	128	103
Eliminations	-	-	-	-
Production and manufacturing expenses	1,715	1,646	3,310	3,077

Capital and exploration expenditures
Upstream	301	183	673	389
Downstream	111	88	240	145
Chemical	6	7	23	11
Corporate and other	11	6	22	13
Capital and exploration expenditures	429	284	958	558

Exploration expenses charged to income included above	5	1	38	9

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Second Quarter		Six Months
	2019	2018	2019	2018

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Cold Lake	135	133	140	143
Kearl	147	128	137	128
Syncrude	80	50	79	57
Conventional	13	3	13	4
Total crude oil production	375	314	369	332
NGLs available for sale	2	1	1	1
Total crude oil and NGL production	377	315	370	333

Gross natural gas production (millions of cubic feet per day)	138	128	142	123

Gross oil-equivalent production (a)	400	336	394	353
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	108	104	115	116
Kearl	140	122	132	123
Syncrude	69	46	69	53
Conventional	13	3	12	4
Total crude oil production	330	275	328	296
NGLs available for sale	1	1	2	1
Total crude oil and NGL production	331	276	330	297

Net natural gas production (millions of cubic feet per day)	139	122	140	119

Net oil-equivalent production (a)	354	296	353	317
(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	188	182	189	200
Kearl blend sales (thousands of barrels per day)	198	171	187	182
NGL sales (thousands of barrels per day)	5	4	6	5

Average realizations (Canadian dollars)
Bitumen (per barrel)	57.19	48.90	53.20	41.84
Synthetic oil (per barrel)	79.96	86.31	74.77	81.24
Conventional crude oil (per barrel)	58.20	74.55	55.29	69.00
NGL (per barrel)	16.78	35.30	27.20	40.08
Natural gas (per thousand cubic feet)	1.94	2.01	2.40	2.46

Refinery throughput (thousands of barrels per day)	344	363	364	386
Refinery capacity utilization (percent)	81	86	86	91

Petroleum product sales (thousands of barrels per day)
Gasolines	250	259	245	249
Heating, diesel and jet fuels	162	178	172	182
Heavy fuel oils	28	31	23	24
Lube oils and other products	37	42	37	39
Net petroleum products sales	477	510	477	494

Petrochemical sales (thousands of tonnes)	190	217	385	418

(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted (a)
	millions of Canadian dollars	Canadian dollars

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94
Fourth Quarter	853	1.08
Year	2,314	2.86

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Year	1,505	1.94
(a)	Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.